    As filed with the Securities and Exchange Commission on July 14, 1998.
                                                      Registration No. 333-46203
================================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                 -----------------

                                  AMENDMENT NO. 3
                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     CNET, INC.
               (Exact name of registrant as specified in its charter)

               DELAWARE                                      13-3696170
    -------------------------------                     -------------------
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                                150 CHESTNUT STREET
                          SAN FRANCISCO, CALIFORNIA  94111
                                   (415) 395-7800
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -----------------

                                  Halsey M. Minor
            Chairman of the Board, President and Chief Executive Officer
                                150 Chestnut Street
                          San Francisco, California  94111
                                   (415) 395-7800

                        (Name, address, and telephone number,
                     including area code, of agent for service)

                                 -----------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

         ----------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                  CNET, INC.

                                725,000 SHARES
                                 COMMON STOCK

                          -------------------------

     This Prospectus relates to an offering of up to 725,000 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of CNET, Inc., a Delaware corporation (the "Company"), acquired pursuant to that certain Stock Purchase Agreement dated December 18, 1997 by and between the Company and certain purchasers, including the Los Angeles Fire and Police Pension System and USA Networks (collectively, the "Selling Shareholders").

     The Shares being registered are being offered for the account of the Selling Shareholders. See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares offered hereby. The Shares may be offered in transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     Since inception, the Company has incurred significant losses and, as of December 31, 1997, had an accumulated deficit of $54.1 million. The Company anticipates that it will incur quarterly and annual losses in the future. See "Risk Factors."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "CNWK." On July 10, 1998, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $53.125 per share.

                          -------------------------

  SEE "Risk Factors" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                          -------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
              HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.

                          -------------------------

                 The date of this Prospectus is July 14, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its West Regional Office located at 5670 Wilshire Blvd., Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is http://www.sec.gov. The Company is a publicly held corporation and its Common Stock is traded on the Nasdaq National Market under the symbol "CNWK." Reports, proxy statements, information statements, and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

     The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                     DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                                     CNET, Inc.
                                150 Chestnut Street
                          San Francisco, California  94111
                             Telephone:  (415) 395-7800
              Attention:  Douglas N. Woodrum, Chief Financial Officer

     The Company's (i) Annual Report on Form 10-K, which contains audited financial statements for the fiscal year ended December 31, 1997, (ii) Quarterly Report on Form 10-Q, which contains unaudited financial statements for the fiscal quarter ended March 31, 1998, (iii) reports on Form 8-K dated May 22, 1998 and June 15, 1998, (iv) all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of such Form 10-Q and the effective date of this Registration Statement on Form S-3, and (v) a description of the Common Stock contained in the Company's registration statement on Form SB-1, dated July 8, 1996 (Commission File Number 333-4752-LA) and the Company's registration statement on Form 8-A, dated June 17, 1996, including any amendment or reports filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus.

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 THE COMPANY

     CERTAIN INFORMATION IN THIS PROSPECTUS MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS, INCLUDING ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL ITEMS, ANY STATEMENTS OF THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS OR SERVICES, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, AND ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECTS," "BELIEVES", "PLANS," "ANTICIPATES," "ESTIMATES," "POTENTIAL," OR "CONTINUE," OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY.
ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS OR ANY OF ITS FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR ASSUMED IN THE COMPANY'S FORWARD-LOOKING STATEMENTS. THE COMPANY'S FUTURE FINANCIAL CONDITION AND RESULTS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SUMMARIZED IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 6.

     CNET: The Computer Network is a media company focused on providing original Internet content and television programming relating to information technology and the Internet. The Company also operates SNAP!, a free online service that aggregates Internet content and offers Internet directory and searching capabilities.

     The Company's technology publishing division is comprised of the following eight technology-focused Internet sites: CNET.COM, NEWS.COM, GAMECENTER.COM, SHAREWARE.COM, SEARCH.COM, BUILDER.COM, DOWNLOAD.COM AND COMPUTERS.COM. The Company seeks to use its editorial, technical, and programming expertise to create compelling content to engage technology-oriented consumers and attract advertisers wishing to reach this audience. The Company believes that its strategy of combining Internet and television-based programming enhances its ability to promote the CNET brand, improves its ability to create high quality content, and provides the Company with a source of competitive advantage and differentiation. The Company is focused on leveraging its market position, the awareness of its brand among consumers and its relationship with advertisers to create new Internet sites and services related to information technology and the Internet, and to capitalize on new business opportunities such as Internet-based electronic commerce. Based on the volume of traffic on its Internet sites and the size of its television audience, the Company believes that it has established a leadership position in its targeted content market. Nevertheless, because of the substantial expenses incurred by the Company in developing, operating and promoting its Internet sites, the Company has incurred significant operating losses and net losses. As of March 31, 1998, the Company had an accumulated deficit of $59.7 million. For the fiscal year ended December 31, 1997, the Company reported a net loss of $24.7 million, and for the fiscal quarter ended March 31, 1998, the Company reported a net loss of $5.7 million. The Company anticipates that it will incur quarterly and annual losses in the future.

     SNAP! is a free online service built for the Internet consisting of two complementary components - a robust Web site that provides a comprehensive overview of the Internet organized by channel, and the SNAP! Starter Kit, a CD-ROM designed to help new users learn how to use the Internet and get online easily. The SNAP! Web site is organized into sixteen channels, which are regularly infused with editorial content, news, headlines, and customizable data from a range of well recognized brands on the Web. SNAP! also features its own directory of Web sites for fast, efficient and high-quality searches. The site is designed to make searching the Web easy by organizing leading search engines into a consistent and powerful user experience. As part of its distribution strategy for SNAP!, CNET builds customized, co-branded versions of the service for Internet service providers, computer hardware manufacturers, telecommunication companies and others, helping them offer their customers a compelling Internet experience and maintain a relationship with their customers online. Since the service was first announced in June 1997, SNAP! has signed distribution agreements with more than 35 companies, including 20 Internet service providers.

     Revenues attributable to the Company's Internet operations were $26.7 million for the year ended December 31, 1997 and were $8.9 million and $4.5 million for the three months ended March 31, 1998 and 1997, respectively. Internet revenues for CNET Online were $8.0 million and $4.5 million for the three months ended March 31, 1998 and 1997, respectively. Internet revenues for Snap! were $906,000 for the three months ended March 31, 1998. Snap! commenced operations in September 1997, and thus did not generate revenues for the three month period ended March 31, 1997. Internet revenues consist primarily of revenues derived from the sale of advertisements on pages delivered to users of the Company's Internet sites. The delivery of an advertisement is recognized by the Company as an "impression." Advertising revenues are derived principally from arrangements with the Company's advertising customers that provide for a guaranteed number of impressions. Advertising rates vary depending primarily on the particular Internet site on which advertisements are placed, the total number of impressions purchased and the length of the advertiser's commitment. Advertising revenues are recognized in the period in which the advertisements are delivered. The Company's ability to sustain or increase revenues for Internet advertising will depend on numerous factors, which include, but are not limited to, the Company's ability to increase its inventory of delivered Internet pages on which advertisements can be displayed and its ability to maintain or increase its advertising rates.

     The increase in revenues for CNET Online of $3.5 million from the first quarter of 1997 to the first quarter of 1998 was attributable to increased pages delivered and increased advertisements sold on each of its sites. Average daily pages delivered on the Company's CNET Online sites during 1997 approximated 4.3 million pages and during the first quarter of 1998 approximated 6.5 million pages, an increase of 103% as compared to 3.2 million average daily pages during the first quarter of 1997. In addition, Internet revenues include non-advertising revenues of $1.0 million and $703,000 for the three months ended March 31, 1998 and 1997, respectively. Non-advertising revenues include fees earned from Company sponsored trade shows, electronic commerce revenues, content licensing revenues, technology licensing and consulting.

     A portion of the Company's Internet revenues were derived from barter transactions whereby the Company delivered advertisements on its Internet sites in exchange for advertisements on the Internet sites of other companies. Barter transactions accounted for $709,000 and $24,000 for the three months ended
March 31, 1998 and 1997, respectively.

     The Company produces four television series. CNET CENTRAL launched in April 1995 and is a half-hour magazine format program devoted to exploring the world of information technology and the Internet. THE NEW EDGE launched in July 1996 and is a half-hour magazine format program showcasing technological breakthroughs and how they will change our lives. THE WEB also launched in July 1996 and is a one hour program showing viewers the hottest Web sites and technologies and includes interviews with industry leaders. Based on Nielsen ratings, CNET CENTRAL, THE NEW EDGE and THE WEB reached an average of 1.1 million viewers during the fourth quarter of 1997. TV.COM is a syndicated program, which launched in September 1996 and showcases for a broadcast audience the world of the Internet and digital technologies. CNET's television shows are produced by the Company and, with the exception of TV.COM, are carried nationally on the USA Network and the Sci-Fi Channel, both of which are owned by USA Networks. TV.COM is produced in conjunction with Trans World International ("TWI"), and is syndicated into over 115 markets nationally. During the fourth quarter of 1997, TV.COM achieved an average weekly audience of approximately 800,000 viewers. Additionally, CNET television has been licensed to broadcasters in Japan, Taiwan, Singapore, Panama, Canada, Spain, Sweden and Argentina.

     Television revenues were $6.9 million for the year ended December 31, 1997 and were $1.8 million for each of the three month periods ended March 31, 1998 and 1997, respectively. Pursuant to an amended agreement, effective July 1, 1996, between the Company and USA Networks, USA Networks licensed the right to carry the DIGITAL DOMAIN on its networks for an initial one-year term for a fee equal to the cost of production of those programs up to a maximum of $5.2 million. In January 1997, USA Networks agreed to extend the agreement for an additional year beginning July 1, 1997 and revenues are again limited to the costs of producing such programs, subject to a maximum amount of $5.5 million. In June 1998, the agreement was extended for an additional year, ending June 30, 1999, and the maximum revenues during such year will be $5.9 million.

     During 1997, television operations accounted for 21% of total revenues and Internet operations accounted for 79% of total revenues. Television operations accounted for 16% and 28% of total revenues and Internet operations accounted for 84% and 72% of total revenues for the three month ended March
31, 1998 and 1997, respectively. The Company expects to experience fluctuations in television and Internet revenues in the future that may be dependent on many factors, including demand for the Company's Internet sites and television programming, and the Company's ability to develop, market and introduce new and enhanced Internet content and television programming.

     RECENT DEVELOPMENTS. On June 9, 1998, the Company announced an agreement with National Broadcasting Company, Inc. ("NBC") under which the Company and an affiliate of NBC have formed a joint venture to operate the Company's SNAP! Internet portal service. The transaction closed on June 30, 1998. NBC acquired an initial interest of 19% in the joint venture and received an option to increase its ownership percentage to 60%. Also on June 30, 1998, NBC purchased 812,800 shares of the Company's common stock for an aggregate purchase price of $26.2 million.

     The Company is a Delaware corporation and was formed in 1992. The Company's principal executive offices are located at 150 Chestnut Street, San Francisco, California 94111, and its telephone number is (415) 395-7800.

                                  RISK FACTORS

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES.

     The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the television programming industry and in the relatively new and rapidly evolving market for Internet products, content and services. To address these risks, the Company must, among other things, effectively develop new relationships and maintain existing relationships with its advertising customers, their advertising agencies and other third parties, provide original and compelling content to Internet users and television viewers, develop and upgrade its technology, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition or operating results. Additionally, the limited operating history of the Company makes the prediction of future operating results difficult or impossible, and there can be no assurance that the Company's revenues will increase or even continue at their current level or that the Company will achieve or maintain profitability or generate cash from operations in future periods. Since inception, the Company has incurred significant losses and, as of March 31, 1998, had an accumulated deficit of $59.7 million. The Company may continue to incur losses in the future.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

     The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results attributable to its Internet operations include the level of use of the Internet, demand for Internet advertising, seasonal trends in both Internet use and advertising placements, the addition or loss of advertisers, advertising budgeting cycles of individual advertisers, the level of traffic on the Company's Internet sites, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's Internet operations, the introduction of new sites and services by the Company or its competitors, price competition or pricing changes in the industry, technical difficulties or system downtime, general economic conditions and economic conditions specific to the Internet and Internet media. Quarterly operating results attributable to the Company's television operations are generally dependent on the costs incurred by the Company in producing its television programming. If the cost of producing television programs for USA Networks exceeds the maximum licensing fee payable by USA Networks, or if production costs for TV.COM exceed distribution revenues, the Company could incur a gross deficit with respect to its television operations. Further, the size and demographic characteristics of the Company's television viewing audience may be adversely affected by the popularity of competing television programs, including special events, the time slots chosen for the Company's programs by the cable network carrying such programs and the popularity of programs immediately preceding the Company's programs. As a result of the Company's strategy to cross market its television and Internet operations, the Company believes that any decrease in the number of viewers of its television programs will have a negative effect on the usage of its Internet sites. Accordingly, a decrease in viewership of the Company's television programs could have a material adverse effect on the Company's business, financial condition or operating results.

     Due to all of the foregoing factors, it is likely that the Company's operating results may fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE COMPANY'S INTERNET CONTENT.

     The Company's future success depends upon its ability to deliver original and compelling Internet content and services in order to attract and retain users. There can be no assurance that the Company's content and services will be attractive to a sufficient number of Internet users to generate advertising revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its sites. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competing content and services, making it difficult for the Company to distinguish its content and services and to attract users. In addition, many other Internet sites offer very specific, highly targeted content that could have greater appeal than the Company's sites to particular subsets of the Company's target audience. If the Company is unable to develop Internet content and services that allow it to attract, retain and expand a loyal user base possessing demographic characteristics attractive to advertisers, the Company will be unable to generate advertising revenues, and its business, financial condition and operating results will be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE COMPANY'S TELEVISION PROGRAMMING.

     There can be no assurance that the Company's television programming will be accepted by television broadcasters, cable networks or their viewers. The successful development and production of television programming is subject to numerous uncertainties, including the ability to anticipate and successfully respond to rapidly changing consumer tastes and preferences, obtain favorable distribution rights, fund new program development and attract and retain qualified producers, writers, technical personnel and television hosts. If the Company is unable to develop television programming that allows it to attract, retain and expand a loyal television audience, the Company will be unable to achieve its strategic objectives, and its business, financial condition and operating results will be materially adversely affected.

COMPETITION.

     Competition among content providers is intense and is expected to increase significantly in the future. The Company's Internet and television operations compete against a variety of firms that provide content through one or more media, such as print, broadcast, cable television and the Internet. As with any other content provider, the Company competes generally with other content providers for the time and attention of consumers and for advertising revenues. To compete successfully, the Company must provide sufficiently compelling and popular Internet content and television programming to attract Internet users and television viewers and to support advertising intended to reach such users and viewers. Within the content niche of information technology and the Internet, the Company competes in particular with the publishers of computer-oriented magazines, such as Ziff-Davis Publishing Company, International Data Group and CMP Publications, and with television companies that offer computer-related programming, such as the Cable News Network, the Discovery Channel, Jones Computer Network, Mind Extension University and MSNBC, a joint venture between Microsoft Corporation and General Electric's NBC Television Network. Each of these competitors also offers one or more Internet sites with content designed to complement its magazines or television programming.

     In the market for Internet content, the Company competes with other Internet content and service providers, including Web directories, search engines, shareware archives, sites that offer original editorial content, commercial online services and sites maintained by Internet service providers. These competitors include Excite,

Inc., Infoseek Corporation, Lycos, Inc., Microsoft Corporation, Netscape Communications Corporation, Time Warner, Inc., PointCast Incorporated, SOFTBANK Corporation, Starwave Corporation and Yahoo! Inc., as well as America Online, Inc., CompuServe, Inc. and Prodigy Services Co. The market for Internet content and services is new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new sites at relatively low cost. In addition, the Company competes for the time and attention of Internet users with thousands of non-profit Internet sites operated by individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and startup ventures attracted to the Internet market. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. As the Company expands the scope of its Internet content and services, it will compete directly with a greater number of Internet sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future. There can be no assurance that the Company's Internet operations will compete successfully.

     With respect to its television operations, the Company competes directly with established broadcast and cable television networks and with other distributors and producers of programming about information technology and the Internet. The Company also faces potential competition from a wide range of existing broadcast and cable television companies, and from joint ventures between television companies and computer-oriented magazine publishers or computer hardware or software vendors, any of which could produce television programming that competes directly with the Company's television programming. For example, Ziff-Davis launched a 24 hour cable television network.

MANAGING POTENTIAL GROWTH.

     The Company has rapidly and significantly expanded its operations and anticipates that further expansion of its operations may be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. From January 1, 1997 to December 31, 1997, the Company grew from 372 to 581 employees. The increase in the number of employees and the Company's market diversification and product development activities have resulted in increased responsibility for the Company's management. The Company's management will be required to successfully maintain relationships with various advertising customers, advertising agencies, other Internet sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing environment. There can be no assurance that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate or manage required personnel or that management will be able to successfully identify and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, the Company's business, financial condition and operating results will be materially adversely affected.

     The launch of Snap! in 1997 represented a significant expansion of the Company's business and has required a substantial investment of capital and additional, substantial burdens on the Company's management personnel and its financial and operational systems. Through March 31, 1998, the Company incurred a total of approximately $16.6 million in operating losses in connection with the SNAP! service. The expenditures required in connection with Snap! significantly increased the Company's operating loss during 1997 and could result in large and prolonged operating losses for the Company in the future. There can be no assurance that the Snap! service will achieve market acceptance or reach profitability, and a failure by the Company to recover the substantial investment required could have a material adverse effect on the Company's business, financial condition and operating results.

DEPENDENCE ON ADVERTISING REVENUES; CUSTOMER CONCENTRATION.

     The Company's revenues through December 31, 1997 were derived primarily from the sale of advertising on its Internet sites and from advertising and license fees from producing its television programs. Most of the

Company's advertising contracts can be terminated by the customer at any time on very short notice. Consequently, the Company's advertising customers may move their advertising to competing Internet sites or from the Internet to traditional media, quickly and at low cost, thereby increasing the Company's exposure to competitive pressures and fluctuations in net revenues and operating results. In selling Internet advertising, the Company also depends to a significant extent on advertising agencies, which exercise substantial control over the placement of advertising for the Company's existing and potential advertising customers. If the Company loses advertising customers, fails to attract new customers or is forced to reduce advertising rates in order to retain or attract customers, the Company's business, financial condition and operating results will be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE INTERNET AS AN ADVERTISING MEDIUM.

     The Company's Internet advertising customers have only limited experience with the Internet as an advertising medium and neither such customers nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet-based advertising in the past. A significant portion of the Company's potential customers have no experience with the Internet as an advertising medium and have not devoted any significant portion of their advertising budgets to Internet-based advertising in the past. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a significant portion of their budgets to the Internet and, specifically, to the Company's Internet sites. There can be no assurance that advertisers or advertising agencies will be persuaded to allocate or continue to allocate significant portions of their budgets to Internet-based advertising, or, if so persuaded, that they will find Internet-based advertising to be more effective than advertising in traditional media such as print, broadcast and cable television, or in any event decide to advertise or continue to advertise on the Company's Internet sites. Acceptance of the Internet among advertisers and advertising agencies will also depend to a large extent on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of new methods of conducting business and exchanging information. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet-based advertising. Furthermore, no standards to measure the effectiveness of Internet-based advertising have yet gained widespread acceptance, and there can be no assurance that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results will be materially adversely affected.

UNCERTAIN ACCEPTANCE AND MAINTENANCE OF BRANDS.

     Promotion of the CNET and Snap! brands will depend largely on the Company's success in providing high quality Internet and television programming, which cannot be assured. If consumers do not perceive the Company's existing Internet and television content to be of high quality, or if the Company introduces new Internet sites or television programs or enters into new business ventures that are not favorably received by consumers, the Company will be unsuccessful in promoting and maintaining its brands. Any expansion of the focus of the Company's operations beyond providing Internet and television content related to information technology and the Internet, including the expansion represented by the launch of Snap!, creates a risk of diluting the Company's brands, confusing consumers and decreasing the attractiveness of its audience to advertisers. Furthermore, in order to attract and retain Internet users and television viewers, and to promote and maintain the CNET and Snap! brands in response to competitive pressures, the Company may find it necessary to increase its budgets for Internet content and television programming or otherwise to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If the Company is unable to provide high quality content or otherwise fails to promote and maintain its brands, or if the Company incurs excessive expenses in an attempt to improve its content or promote and maintain its brands, the Company's business, financial condition and operating results will be materially adversely affected.

     There can be no assurance that any of the Company's recently developed Internet sites or television programming will achieve market acceptance. The Company's newly launched Internet sites could also divert users from the Company's pre-existing sites and bring the Company into direct competition with new competitors. In addition, any new Internet site or television program launched by the Company that is not favorably received by consumers could damage the Company's reputation or its brands. Any effort by the Company to launch new Internet sites or television programs will require significant additional expenses and programming and editorial resources and will strain the Company's management, financial and operational resources. A failure by the Company to achieve and maintain market acceptance of existing sites and television programs or an inability to generate revenues from new sites or television programs sufficient to offset the associated costs could have a material adverse effect on the Company's business, financial condition or operating results.

DEPENDENCE ON KEY PERSONNEL.

     The Company's performance is substantially dependent on the continued services of Halsey M. Minor, Shelby W. Bonnie and the other members of its senior management team, as well as on the Company's ability to retain and motivate its other officers and key employees. The Company does not have "key person" life insurance policies on any of its officers or other employees. The Company's future success also depends on its continuing ability to attract and retain highly qualified personnel. The production of content for the Internet and television requires highly skilled writers and editors and personnel with sophisticated technical expertise, and the number of such personnel available is extremely limited. Competition for such personnel among companies with operations involving computer technology, the Internet and television production is intense, and there can be no assurance that the Company will be able to retain its existing employees or that it will be able to attract, assimilate or retain sufficiently qualified personnel in the future. In particular, the Company has encountered difficulties in attracting qualified software developers for its Internet sites and related technologies, and there can be no assurance that the Company will be able to attract and retain such developers. The inability to attract and retain the necessary technical, managerial, editorial and sales personnel could have a material adverse effect on the Company's business, financial condition or operating results.

RISKS OF TELEVISION DISTRIBUTION; DEPENDENCE ON USA NETWORKS.

     The Company's television programming is currently carried primarily on the USA Network and the Sci-Fi Channel, both of which are owned by USA Networks, pursuant to an agreement between the Company and USA Networks, which expires on June 30, 1999. There can be no assurance that the Company will be able to obtain distribution for its television programming after June 30, 1999.

RISKS OF TECHNOLOGICAL CHANGE.

     The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet content, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, financial condition or operating results. New Internet services or enhancements offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on the Company's business, financial condition or operating results. In addition, failure of any equipment or software used by the Company to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business results of operations or financial condition.

DEPENDENCE ON THIRD PARTIES FOR INTERNET OPERATIONS.

     The Company relies on the cooperation of owners and operators of other Internet sites in connection with the operation of its Snap! service, which aggregates content from a range of providers, as well as its software downloading sites and its SEARCH.COM site. There can be no assurance that such cooperation will be available on acceptable commercial terms or at all. The Company's ability to develop original and compelling Internet content is also dependent on maintaining relationships with and using products provided by third party vendors of Internet development tools and technologies, such as Macromedia's Shockwave, Microsoft's ActiveX, Progressive Networks' RealAudio and Sun Microsystems' Java. The Company's ability to advertise on other Internet sites and the willingness of the owners of such sites to direct users to the Company's Internet sites through hypertext links are also critical to the success of the Company's Internet operations. Other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, significantly affect traffic to the Company's technology sites. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet content providers. If the Company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if the Company's competitors are better able to leverage such relationships, the Company's business, financial condition and operating results will be materially adversely affected.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS AND INVESTMENTS.

     From time to time, the Company entertains new business opportunities and ventures in a broad range of areas. Any decision by the Company to pursue a significant business expansion or new business opportunity would likely require a substantial investment of capital, which could have a material adverse effect on the Company's financial condition and its ability to implement its existing business strategy. Such an investment could also result in large and prolonged operating losses for the Company. Further, the pursuit of expansion or new business opportunities would place additional, substantial burdens on the Company's management personnel and its financial and operational systems. There can be no assurance that any new Internet site or service or other new business venture would be developed in a cost effective or timely manner or would achieve market acceptance. Any such venture that is not favorably received by consumers could damage the Company's reputation or the CNET and Snap! brands. There can be no assurance that any significant business expansion or new business opportunity would ever be profitable, and a failure by the Company to recover the substantial investment required could have a material adverse effect on the Company's business, financial condition and operating results.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT.

     The Company's success and ability to compete is dependent in part on the protection of its original content for the Internet and television and on the goodwill associated with its trademarks, trade names, service marks and other proprietary rights. The Company relies on copyright laws to protect the original content that it develops for the Internet and television, including its editorial features and the various databases of information that are maintained by the Company and made available through its Internet sites. In addition, the Company relies on federal trademark laws to provide additional protection for the appearance of its Internet sites. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for the Company's original content or its Internet domain names. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to the Company.

     The Company owns two Federal trademark registrations for the name "CNET" for use in connection with certain software applications and consulting services that it acquired by assignment. The Company has filed applications to register a number of its trademarks and service marks, including the name "CNET" and the related logo and the names CNET.COM, SHAREWARE.COM, SEARCH.COM and DOWNLOAD.COM, but no federal registrations have been granted for such names or marks. The Company also asserts common law protection on certain names and marks that it has used in connection with its business activities. Two third parties objected to the Company's application to register the service mark "c|net: the computer network," and, in connection with one of these objections, the Company agreed not to use such mark for any real estate or insurance related services. The Company is also a defendant in pending litigation concerning its use of the name "Snap! Online". There can be no assurance that the Company will be able to secure registration for any of its marks. The Company has also invested significant resources in purchasing Internet domain names for existing and potential Internet sites from the registered owners of such names. There is a substantial degree of uncertainty concerning the application of federal trademark law to the protection of Internet domain names, and there can be no assurance that the Company will be entitled to use such domain names.

     The Company relies on trade secret and copyright laws to protect the proprietary technologies that it has developed to manage and improve its Internet sites and advertising services, but there can be no assurance that such laws will provide sufficient protection to the Company, that others will not develop technologies that are similar or superior to the Company's, or that third parties will not copy or otherwise obtain and use the Company's technologies without authorization. The Company has filed patent applications with respect to certain of its software systems, methods and related technologies, but there can be no assurance that such applications will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage for the Company. In addition, the Company relies on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing its Internet sites and providing related services to users and advertising customers. The Company's ability to generate revenues from Internet commerce may also depend on data encryption and authentication technologies that the Company may be required to license from third parties. There can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on the Company's business, financial condition or operating results.

     Policing unauthorized use of the Company's proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford the Company little or no effective protection of its intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against the Company or claim that the Company's use of certain technologies violates a patent. The Company anticipates an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that the Company has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with its Internet content or television programming. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require the Company to enter into costly royalty or licensing arrangements or prevent the Company from using important technologies or methods, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTY.

     Although there are currently few laws and regulations directly applicable to the Internet, a range of new laws and regulations have been proposed, and could be adopted, covering issues such as privacy, copyrights, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. During 1996, Congress enacted the Communications Decency Act (the "CDA"), which, among other things, purported to impose criminal penalties on anyone that distributes "obscene" or "indecent" material over the Internet. A number of states have adopted or proposed similar legislation. Although certain provisions of the CDA have been held to be unconstitutional, the manner in which the CDA and similar existing or future federal and state laws will ultimately be interpreted and enforced and their effect on the Company's operations cannot yet be fully determined, such laws could subject the Company to substantial liability. For example, the Company does not and cannot practically screen the contents of the various Internet sites that are indexed or accessible through the Company's directories and search engines. Restrictive laws or regulations could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on the Company's business, financial condition or operating results. Application to the Internet of existing laws and regulations governing issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty.

     The television industry is subject to extensive regulation at the federal, state and local levels. In addition, legislative and regulatory proposals under consideration by Congress and federal agencies may materially affect the industry and the Company's ability to obtain distribution for its television programming.

     There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations, will not subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from obtaining distribution for its television programming, prevent the Company from offering certain Internet content or services or otherwise cause a material adverse effect on the Company's business, financial condition or operating results.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET.

     Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the Company's business. Revenues from the Company's Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary network infrastructure, timely development of enabling technologies or commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in the pricing or quality of, or insufficient availability of, telecommunications services to support the Internet also could result in higher prices to end users or slower response times and could adversely affect use of the Internet generally and of the Company's Internet sites in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, financial condition and operating results would be materially adversely affected.

CAPACITY CONSTRAINTS AND SYSTEM DISRUPTIONS.

     The satisfactory performance, reliability and availability of the Company's Internet sites and its network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. The Company's Internet advertising revenues are directly related to the number of advertisements delivered by the Company to users. System interruptions that result in the unavailability of the Company's Internet sites or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of the Company's Internet sites to users and advertisers. The Company has experienced periodic system interruptions in the past and believes that such interruptions will continue to occur from time to time in the future. Additionally, any substantial increase in traffic on the Company's Internet sites may require the Company to expand and adapt its network infrastructure. The Company's inability to add additional software and hardware to accommodate increased traffic on its Internet sites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that the Company will be able to expand its network infrastructure on a timely basis to meet increased demand. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, financial condition or operating results.

     The Company's Internet and television operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's control. All of the Company's servers and television production equipment is currently located in San Francisco, California, an area that is susceptible to earthquakes. Since launching its first Internet site in June 1995, the Company has experienced system downtime for limited periods of up to a few hours due to power loss and telecommunications failures, and there can be no assurance that interruptions in service will not materially adversely affect the Company's operations in the future. The Company does not carry sufficient business interruption insurance to compensate the Company for losses that may occur, and any losses or damages incurred by the Company could have a material adverse effect on its business, financial condition or operating results.

LIABILITY FOR INTERNET AND TELEVISION CONTENT.

     As a publisher and a distributor of content over the Internet and television, the Company also faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. Such claims have been brought, and sometimes successfully pressed, against online services. In addition, the Company could be exposed to liability with respect to material indexed in its Virtual Software Library or its various search services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition or operating results.

SECURITY RISKS.

     A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's Internet operations. The Company may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that activities of the Company or third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit the Company's liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of the Company's agreements.

DEPENDENCE ON LICENSED TECHNOLOGY.

     The Company relies on certain technology licensed from third parties, and there can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable commercial terms or at all.

                                RECENT DEVELOPMENTS

     On June 9, 1998, the Company announced an agreement with National Broadcasting Company, Inc. ("NBC") under which the Company and an affiliate of NBC have formed a joint venture to operate the Company's SNAP! Internet portal service. The transaction closed on June 30, 1998. NBC acquired an initial interest of 19% in the joint venture and received an option to increase its ownership percentage to 60%. Also on June 30, 1998, NBC purchased 812,800 shares of the Company's common stock for an aggregate purchase price of $26.2 million.

                                SELLING SHAREHOLDERS

     The table below sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholders immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the respective Selling Shareholders.
Percentages are based on the number of shares of Common Stock outstanding on May 1, 1998.

                                        Beneficial Ownership              Beneficial Ownership
                                          Prior to Offering                  After Offering
                                 ------------------------------------    ------------------------
                                 Number of    Percent of    Shares to    Number of    Percent of
Name of Beneficial Owner          Shares         Class       be Sold       Shares        Class
---------------------------      ---------    ----------    ---------    ---------    -----------
Los Angeles Fire and Police      700,000          4.7%       700,000            0          0%
  Pension System

USA Networks                     661,656 (1)      4.5%        25,000      636,656 (1)    4.3%

---------------------
(1) Includes 516,750 shares issuable upon exercise of warrants that are currently exercisable by USA Networks. All of the warrants are exercisable at a price of $2.41 per share on or prior to December 31, 1999.

                                PLAN OF DISTRIBUTION

     The sale of the Shares offered hereby may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

     In the event one or more broker-dealers or agents agree to sell the Shares, they may do so by purchasing the Shares as principals or by selling the Shares as agent for the Selling Shareholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the offering.

                                    LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                       EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   INDEMNIFICATION

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

     DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     The indemnification provisions contained in the Company's Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                    Registration fee                            $  6,310
                    Accounting fees and expenses                   2,500*
                    Legal fees and expenses                       10,000*
                    Miscellaneous expenses                         5,000*
                                                                ---------
                         Total:                                 $ 23,810

---------------
*  Estimated

All of the above expenses will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

     DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     The indemnification provisions contained in the Company's Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16.  EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect
               to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 14, 1998.

                                   CNET, INC.

                                   By:            *
                                      ------------------------------------------
                                      Shelby W. Bonnie,
                                      Executive Vice President, Chief Operating
                                      Officer and Secretary

                                   By: /s/ Douglas N. Woodrum
                                      ------------------------------------------
                                       Douglas N. Woodrum,
                                       Executive Vice President, Chief Financial
                                       Officer and Chief Accounting Officer

     Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      Signature                       Title                             Date
      ---------                       -----                             ----
          *              Chairman of the Board, President          July 14, 1998
-----------------------   and Chief Executive Officer
Halsey M. Minor

          *              Director, Executive Vice President,       July 14, 1998
-----------------------   Chief Operating Officer and Secretary
Shelby W. Bonnie

/s/ Douglas N. Woodrum   Director, Executive Vice President and    July 14, 1998
-----------------------   Chief Financial Officer
Douglas N. Woodrum

          *              Director                                  July 14, 1998
-----------------------
William D. Savoy

          *              Director                                  July 14, 1998
----------------------
Eric Robison

          *              Director                                  July 14, 1998
----------------------
Douglas Hamilton

          *              Director                                  July 14, 1998
----------------------
Mitchell Kertzman

          *              Director                                  July 14, 1998
----------------------
John C. Colligan

* By: /s/ Douglas N. Woodrum
     -------------------------
          Douglas N. Woodrum,
          Attorney-in-Fact

                                  POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Shelby W. Bonnie and Douglas N. Woodrum his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                               Date
       ---------                      -----                               ----
/s/ Halsey M. Minor       Chairman of the Board, President           February 10, 1998
------------------------   and Chief Executive Officer
Halsey M. Minor

/s/ Shelby W. Bonnie      Director, Executive Vice President,        February 10, 1998
------------------------   Chief Operating Officer and Secretary
Shelby W. Bonnie

/s/ Douglas N. Woodrum    Director, Executive Vice President and     February 10, 1998
------------------------   Chief Financial Officer
Douglas N. Woodrum

/s/ Kevin D. Wendle       Director                                   February 10, 1998
------------------------
Kevin D. Wendle

/s/ William D. Savoy      Director                                   February 10, 1998
------------------------
William D. Savoy

/s/ Eric Robison          Director                                   February 10, 1998
------------------------
Eric Robison

/s/ Douglas Hamilton      Director                                   February 10, 1998
------------------------
Douglas Hamilton

/s/ Mitchell Kertzman     Director                                   February 10, 1998
------------------------
Mitchell Kertzman

/s/ John C. Colligan      Director                                   February 10, 1998
------------------------
John C. Colligan

                                  INDEX TO EXHIBITS


Exhibit
Number                     Description of Exhibits
-------                    -----------------------

 5.1      Opinion of Hughes & Luce, L.L.P.
23.1      Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
23.2      Consent of KPMG Peat Marwick LLP
24.1      Power of Attorney (included in Part II of this Registration Statement)